Exhibit 10.1

June 30, 2008

Archie M. Brown, Jr.

2570 Mansitique Lakes Drive

Lebanon, Ohio 45036

Dear Archie:

This letter confirms our revised employment offer (“Offer”) for the position of President and Chief Executive Officer of MainSource Financial Group, Inc. (“MainSource”) based in Greensburg, Indiana.  A start date will be determined based on your earliest availability and approved by MainSource’s Board of Directors.

The terms of the Offer are as follows:

Date of Hire:	To be determined

Job Title:	President and Chief Executive Officer

Board Status:	Member of Board of Directors of MainSource

Employment Term:	At-will

Base Salary:	$315,000.00 annually

Bonus:	Participation in Executive Bonus Program (70% potential) prorated for the remainder of 2008

Relocation:

$25,000.00 relocation benefit payable at time of relocation to a permanent residence within 25 miles of MainSource’s headquarters, preferably in a county within MainSource’s footprint (Decatur, Rush, Shelby or Franklin), including for payment of closing costs on sale or purchase of home, plus payment of up to 6% of the commissions on the sale of your current house. Relocation to a permanent residence is anticipated to occur by June 30, 2009, after which time the relocation benefit is no longer available. You must repay the relocation benefit if you do not complete 12 months of service with MainSource as a result of your voluntary separation. MainSource will provide a temporary housing allowance of up to $1,000.00 per month through the earlier of June 30, 2009 or your purchase of a permanent residence. The Board, in its discretion, may permit a good faith extension of this relocation benefit if you have made a bona fide effort to market and sell your house and it has not sold at or just below its appraised value by June 30, 2009.

Car:

$40,000.00 benefit plus the value of any trade-in provided by MainSource, as approved by the Compensation Committee of the Board, toward the purchase of an automobile of your choice, to be traded at more than 60,000 miles. Usual and customary operating costs will be paid by MainSource. You will be responsible for income taxes on any personal use.

Stock Option:

An incentive stock option to purchase 25,000 shares of MainSource’s stock will be granted to you at the fair market value of MainSource’s stock determined at the close of the market on the date you become a MainSource employee. The form of the stock option agreement is attached hereto.

Other:	Country Club membership fees will be paid subject to approval by the Board of Directors

Review Schedule:	Performance appraisals will be scheduled at 90 and 180 days and a salary review will be conducted by March 1, 2009.

Benefits:	Health & Dental insurance eligibility on the first day of the month which follows your initial 30 days of employment.

Paid Time Off:	316 hours annually

Change in Control
Agreement:

Standard Change in Control Agreement in the form attached hereto which generally provides for severance of 2.99 times your salary and bonus as well as continued health care coverage for a 12-month period following termination in the event you terminate employment for “good reason” or are terminated without “cause” following a “change in control.”

During your first day of employment, you will need to complete benefits enrollment forms.  Please bring your social security card, your driver’s license, license plate number, social security numbers and dates of birth for anyone you will be placing on our health insurance or designating as a beneficiary, the name of your current health plan carrier and effective date(s) of the coverage(s).

You are eligible to make elective pre-tax deferrals into MainSource’s 401(k) and employee stock ownership plan (“Plan”) beginning on your first payroll.  You also will be eligible to participate in MainSource’s match program after you have met the eligibility requirements of completing one year and 1,000 hours of service.  Our Plan offers participant directed investment elections, daily valuation and voice and web response systems.  Sales incentives and bonus payments are disregarded for purposes of calculating the amount of MainSource’s matching and profit sharing contributions.  MainSource currently matches $.80 for every dollar you defer into the Plan (up to maximum of 8% salary deferral) which match may be made in the form of cash or stock.  The Plan will be explained in detail during orientation and you will receive an enrollment packet and Summary Plan Description at that time.  You also will receive an employee handbook containing detailed information regarding all benefits and policies.

This Offer is contingent upon you providing MainSource with a written acknowledgement, in a form acceptable to MainSource, that your current employer, Integra Bank Corporation (“Integra”), will not pursue either you or MainSource for violating any non-competition obligations you may owe to Integra.  Further, this Offer as well as your employment at MainSource are contingent upon you being able to perform your duties at MainSource without violating any other restrictive covenant, including but not limited to non-solicitation of Integra’s customers and employees, non-interference with Integra’s contractors and vendors, and non-disclosure of Integra’s trade secrets and other protected information, to which you are obligated during the two (2) years after you terminate employment with Integra.

This Offer also is conditional upon a satisfactory security investigation.   Your signature below constitutes acceptance of this Offer and the stated terms and conditions.  This Offer is conditioned upon your written acceptance and the return of this Offer letter to Human Resources by July 3, 2008.

Archie, we welcome you and Sharon into the MainSource family and look forward to working with you at MainSource Financial Group!

Sincerely,

Robert E. Hoptry

Board Chairman and Chief Executive Officer

/s/ Robert E. Hoptry	June 30, 2008
Signature	Date

cc: Personnel File